Exhibit 5.1

November 1, 2024

EON Resources Inc.

3730 Kirby Drive

Suite 1200

Houston, TX 77098

Re:	Registration Statement on Form S-1 of EON Resources Inc.

Ladies and Gentlemen:

We have acted as counsel to EON Resources Inc. , a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering for resale of up to an aggregate 1,847,963 shares of the Company’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), consisting of (i) 260,000 shares of Class A Common Stock issued to certain Selling Securityholders in exchange for forgiveness of accounts payable (the “Exchange Shares”), (ii) 27,963 shares of Class A Common Stock (the “Pledge Shares”) issued to certain Selling Securityholders in connection with their agreement to pledge equity in favor of First International Bank & Trust (“FIBT”), (iii) 75,000 shares issued to a Selling Securityholder in connection with fees owed for consulting services (the “Consultant Shares”), (iv) up to 75,000 shares of Class A Common Stock (the “Private Warrant Shares”) issuable upon exercise of certain private warrants issued in connection with working capital loans (the “Private Warrants”) having an exercise price of $11.50 per share, (v) 60,000 shares of Class A Common Stock issued to a Selling Securityholder in connection with a separation and release agreement (the “2023 Settlement Agreement) effective December 17, 2023, and 150,000 shares of Class A Common Stock (together with the 60,000 shares, the “Settlement Shares”) issued to a Selling Securityholder in connection with a settlement and mutual release agreement (the “2024 Settlement Agreement” and together with the 2023 Settlement Agreement, the “Settlement Agreements”) effective May 6, 2024, and (vi) up to 1,200,000 shares of Class A Common Stock (the “A/P Warrant Shares” and together with the Private Warrant Shares, the “Warrant Shares”) issuable upon exercise of certain private warrants issued in connection with the forgiveness of certain accounts payable (the “A/P Warrants”) having an exercise price of $0.75 per share, each for the account of the persons listed as selling stockholders identified in the Registration Statement (the “Selling Securityholders”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

EON Resources Inc. November 1, 2024 Page 2

In our capacity as corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement (including the prospectus contained therein);

2.	the Second Amended and Restated Certificate of Incorporation of the Company, as amended;

3.	the Amended and Restated Bylaws of the Company, as amended;

4.	the Exchange Agreements (“Exchange Agreements”) with Dante Caravaggio, LLC, Mark Williams, Robert Barba, and Porter, Levay & Rose, Inc., pursuant to which, the Company agreed to exchange, in consideration of the surrender and termination of $260,000 in accounts payable, 260,000 shares of Common Stock at a price per share equal to $1.00 per share;

5.	the Loan Agreement with FIBT, as amended;

6.	the form of Private Warrants;

7.	the Settlement Agreements;

8.	the form of A/P Warrant; and

9.	certain Unanimous Written Consents of the Board of Directors of the Company and resolutions of the Board of Directors of the Company authorizing the transactions relating to the Exchange Agreements, the Private Warrants, the Loan Agreement, the Settlement Agreements, and the A/P Warrant, including the issuance of shares of Class A Common Stock thereunder.

EON Resources Inc. November 1, 2024 Page 3

In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). In addition, we have assumed and not verified the accuracy as to the factual matters of each document we have reviewed and the accuracy of, and each applicable party’s full compliance with, any representations and warranties contained therein. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Accordingly, we are relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties set forth in the documents we have reviewed.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	Each of the Exchange Shares, the Pledge Shares, the Consultant Shares, and the Settlement Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable;

2.	The shares issuable upon the exercise of the Private Warrants and the A/P Warrants have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor upon exercise of the A/P Warrants or Private Warrants, as applicable, in accordance with the terms of the A/P Warrants or Private Warrants, as applicable, will be validly issued, fully paid and non-assessable.

Our opinion is limited to applicable statutory provisions of the Delaware General Corporation Law (the “DGCL”) and the reported judicial decisions interpreting those laws, and federal laws of the United States of America to the extent referred to specifically herein. We are generally familiar with the DGCL as currently in effect and the judicial decisions thereunder and have made such inquiries and review of matters of fact and law as we determined necessary to render the opinions contained herein. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ PRYOR CASHMAN LLP